Exhibit 5.1

Our File No.	57562V-311142

October 6, 2025

Uranium Energy Corp.

1188 West Georgia Street, Suite 1830

Vancouver, British Columbia, Canada

V6E 4A2

Attention:          Mr. Amir Adnani, Chief Executive Officer

Dear Sirs:

Re:         Uranium Energy Corp.

We have acted as counsel to Uranium Energy Corp., a Nevada corporation (the “Company”), in connection with the offering by the Company (the “Offering”) of 15,500,000 shares of its common stock, $0.001 par value per share (each, a “Share”).

Each Share has been offered and sold in the Offering at a negotiated price of $13.15 per Share (the “Offering Price”). The Shares have been offered and sold pursuant to an underwriting agreement, dated October 3, 2025 (the “Underwriting Agreement”), entered into between the Company and the underwriter (the “Underwriter”).

The Company has granted to the Underwriter an over-allotment option entitling the Underwriter, at its election within 30 days after the date of the Underwriting Agreement, to purchase up to an additional 2,325,000 shares of common stock in the capital of the Company (each, an “Optional Share”) for the sole purpose of covering sales of shares of common stock in excess of the number of Shares.

The Shares and Optional Shares are being offered and sold pursuant to the registration statement on Form S-3 (File No. 333-268417) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and which became effective on filing on November 16, 2022; the base prospectus (the “Base Prospectus”) filed as part of the Registration Statement; and the related preliminary prospectus supplement dated October 3, 2025 (the “Preliminary Prospectus Supplement”) and prospectus supplement dated October 3, 2025 (the “Prospectus Supplement”, and together with the Base Prospectus and Preliminary Prospectus Supplement, the “Prospectus”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5) in connection with the Offering. No opinion is expressed as to any matters pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares and Optional Shares.

McMillan LLP | Royal Centre, 1055 W. Georgia St., Suite 1500, PO Box 11117, Vancouver, BC, Canada V6E 4N7 |  t 604.689.9111 | f 604.685.7084

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October 6, 2025 Page 2

Documents Reviewed

In rendering the opinions set forth below, we have reviewed:

●	the Company’s Articles of Incorporation as currently in effect (the “Articles of Incorporation”);

●	the Company’s Bylaws as currently in effect (the “Bylaws”);

●	a Certificate of Existence with Status in Good Standing for the Company issued by the Nevada Secretary of State and dated October 6, 2025;

●	the Registration Statement;

●	the Prospectus;

●	the Underwriting Agreement;

●

certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors approving, among other things, the Offering, the Underwriting Agreement, the registration of the Shares and Optional Shares and related matters, and

●	other documents as we have deemed relevant.

In addition, we have relied upon certificates of officers of the Company and of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

●

the Shares and any Optional Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus,

●

the Articles of Incorporation and the Bylaws of the Company in the form reviewed by us are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof,

October 6, 2025 Page 3

●	the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company,

●

each of the statements made and certified in each certificate of any officer of the Company delivered to us in connection with this opinion were true and correct when made, have at no time since being made and certified become untrue or incorrect, and remain true and correct on the date hereof.

In addition, we have assumed:

●	the legal capacity of all natural persons,

●	genuineness of all signatures on documents examined by us,

●	the authenticity of all documents submitted to us as originals,

●	the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and

●	that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

The foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws, that, in our experience, are normally applicable to transactions such as the Offering. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company.

Opinion

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Shares and Optional Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance of the Shares and any Optional Shares in the manner as contemplated by the Underwriting Agreement and the Prospectus, the Shares and any Optional Shares will be duly authorized, validly issued, fully paid and non-assessable.

October 6, 2025 Page 4

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K to be filed by the Company in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Base Prospectus, and under the heading “Legal Matters” in the Prospectus Supplement, which form part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP